CONSENT OF INDEPENDENT ACCOUNTANTS



                                                                    Exhibit 23.1
                                                                    ------------

We consent to the incorporation by reference in the Registration Statements of Berkshire Realty Company, Inc. and Subsidiaries on Form S-3 (File Nos. 333-29831, 333-32565, 333-34201, 333-41525, 333-44567, 333-48575, 333-50193 and
333-64631) and Form S-8 (File Nos. 333-03997 and 333-58399) of our report dated August 28, 1998 on our audit of the statement of revenue over certain operating expenses of the Intercapital Portfolio and our report dated September 11, 1998 on our audit of the statement of revenue over certain operating expenses of the Cooper Portfolio, which reports are included in this Form 8-K.


                                                  /s/ PricewaterhouseCoopers LLP
                                                  PRICEWATERHOUSECOOPERS LLP



Boston, Massachusetts
October 30, 1998